Exhibit 99.1

FINANCIAL NEWS

SANMINA-SCI REPORTS FOURTH QUARTER AND FISCAL YEAR END RESULTS

San Jose, CA — November 1, 2011.  Sanmina-SCI Corporation (“Sanmina-SCI” or the “Company”) (NASDAQ GS: SANM), a leading global Electronics Manufacturing Services company, today reported financial results for the fourth quarter and fiscal year ended October 1, 2011.

Fourth Quarter Fiscal 2011 Highlights

•            Revenue of $1.7 billion, a 1.3 percent sequential improvement

•            GAAP operating margin 3.2 percent, consistent with prior quarter

•            GAAP diluted earnings per share of $0.22, a 100 percent sequential improvement

•            Non-GAAP(1) operating margin of 4.1 percent, a 20 basis points sequential improvement

•            Non-GAAP diluted earnings per share of $0.47, an 11.9 percent sequential improvement

Fiscal Year 2011 Highlights

•            Revenue of $6.6 billion, up 4.5 percent year-over-year

•            GAAP diluted earnings per share of $0.83

•            Non-GAAP diluted earnings per share of $1.64

Revenue for the fourth quarter was $1.70 billion, compared to $1.67 billion in the prior quarter and $1.69 billion for the same period of fiscal 2010.  Revenue for fiscal year ended October 1, 2011 was $6.60 billion, up 4.5 percent compared to $6.32 billion for the fiscal year ended October 2, 2010.

GAAP operating income in the fourth quarter was $53.5 million or 3.2 percent of revenue, compared to $52.9 million or 3.2 percent of revenue in the third quarter fiscal 2011 and $58.2 million or 3.4 percent of revenue for the same period a year ago.  GAAP operating income for fiscal year 2011 was $212.0 million, compared to $204.8 million in fiscal year 2010.  GAAP net income in the fourth quarter was $18.1 million, compared to $9.4 million in the prior quarter and $31.4 million for the same period a year ago.  GAAP diluted earnings per share for the quarter were $0.22, compared to $0.11 in the prior quarter and $0.38 in the same period a year ago.  GAAP net income for fiscal year 2011 were $68.9 million, compared to $122.4 million in fiscal year 2010.  GAAP diluted earnings per share was $0.83, compared to $1.48 in fiscal year 2010.

Non-GAAP operating income in the fourth quarter was $70.4 million or 4.1 percent of revenue, up 20 basis points compared to $65.0 million or 3.9 percent of revenue in the third quarter fiscal 2011.  Non-GAAP operating income for same period a year ago was $68.9 million or 4.1 percent of revenue.  Non-GAAP operating income for the full year was $257.9 million, compared to $237.9 million for fiscal year 2010.  Non-GAAP net income in the fourth quarter was $38.7 million, compared to $35.1 million in the prior quarter and $37.8 million for the same period a year ago.  Non-GAAP diluted earnings per share were $0.47, compared to $0.42 for the prior quarter and $0.46 in the same period a year ago.  Non-GAAP net income for the full year was $136.0 million, up 27.2 percent compared to $106.9 million for fiscal year 2010.  Fiscal year 2011 diluted earnings per share was $1.64, up 26.2 percent compared to $1.30 diluted earnings per share in fiscal 2010.

Cash and cash equivalents for the quarter ended October 1, 2011 were $640.3 million compared to $592.8 million for the quarter ended October 2, 2010.  Cash flow from operations was $79.0 million for the quarter and $234.9 million for the full year.  Inventory turns were 7.0x.  Cash cycle days were 49.7 days.

“Despite headwinds in the market, we had a solid fourth quarter.  I am pleased with our accomplishments in fiscal 2011 as we continued to improve the quality of our customer base and execute on our strategy which was evident in our results,” stated Jure Sola, Chairman and Chief Executive Officer.  “Our first quarter fiscal 2012 guidance represents uncertainty in the market, push-outs from customers and the potential supply constraints related to the Thailand floods.  Fiscal 2012 is difficult to forecast at this time, but I am cautiously optimistic that we will deliver improvements.  We have the right strategy in place with a strong customer base and we are well positioned to compete in any economic environment.”

First Quarter Fiscal 2012 Outlook

The following forecast is for the first fiscal quarter ending December 31, 2011.  These statements are forward-looking and actual results may differ materially.

•                  Revenue between $1.5 billion to $1.6 billion

•                  Non-GAAP diluted earnings per share between $0.26 to $0.34

Upcoming Investor and Analyst Day

Sanmina-SCI will host an Investor and Analyst Day on Thursday, November 17, 2011 in Boston, MA.  The event will begin at 8:30 AM ET and conclude at approximately 2:00 PM ET.    Jure Sola, Chairman and Chief Executive Officer, along with members of the management team will provide a closer look into the company’s business units and financial initiatives.

Financial analysts and institutional investors who are interested in attending the event should contact Paige Bombino at (408) 964-3610 or email paige.bombino@sanmina-sci.com.  For other interested parties, a webcast will be available on the company website at www.sanmina-sci.com, in the investor relations section.

(1)In the commentary set forth above and/or in the financial statements included in this earnings release, we present the following non-GAAP financial measures:  operating income, operating margin, net income and diluted earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), acquisition and integration costs (consisting of costs associated with the acquisition and integration of acquired businesses into our operations), impairment charges for goodwill and other assets, amortization expense and other infrequent or unusual items (including charges for customer bankruptcy reorganizations, litigation settlements and discrete tax events), to the extent material or which we consider to be of a non-operational nature in the applicable period.

See Schedule 1 below for more information regarding our use of non-GAAP financial measures, including the economic substance behind each exclusion, the manner in which management uses non-GAAP measures to conduct and evaluate the business, the material limitations associated with using such measures and the manner in which management compensates for such limitations. A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release and is also available on the Investor Relations section of our website at www.sanmina-sci.com.  Sanmina-SCI provides first quarter fiscal 2012 outlook only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of acquisitions, restructuring, impairment and other unusual and infrequent items.

Company Conference Call Information

Sanmina-SCI will hold a conference call regarding fourth quarter and fiscal year end results on Tuesday, November 1, 2011 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international 706-634-6605.  The conference will also be broadcast live over the Internet.  You can log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.  A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international 706-645-9291, access code is 20385744.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions and delivers superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, multimedia, enterprise computing and storage, clean-tech and automotive technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the Company is available at http://www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

Certain statements contained in this press release, including the Company’s expectations for future performance improvements and the Company’s outlook for first quarter fiscal 2012 revenue and non-GAAP earnings per share, constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including a deterioration in the markets for the Company’s customers’ products and a resulting decrease in the Company’s customers’ ability to pay for the Company’s products and which therefore could reduce the Company’s revenue; customer bankruptcy filings, which could cause the Company to record charges to its earnings; reduction or cancelation of customer orders that reduces forecasts for the quarter;  the sufficiency of the Company’s cash position and other sources of liquidity to operate and expand its business; an increase in short-term rates that would increase the Company’s interest expense; component shortages, including those arising from the natural disaster in Japan and, potentially, floods in Thailand; impact of the restrictions contained in the Company’s credit agreements and indentures upon the Company’s ability to operate and expand its business; competition negatively impacting the Company’s revenues and margins; any failure of the Company to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions; the need to adopt future restructuring plans as a result of changes in the Company’s business, which would increase the Company’s costs and decrease its net income; and the other factors set forth in the Company’s annual and quarterly reports filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina-SCI Contact

Paige Bombino

Director, Investor Relations

408-964-3610

SANMF

Press Release Financials	SANMINA-SCI

2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Sanmina - SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	October 1,	October 2,
	2011	2010
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$640,288	$592,812
Accounts receivable, net	1,014,121	1,018,612
Inventories	891,325	844,347
Prepaid expenses and other current assets	69,587	81,191
Assets held for sale	13,925	53,047
Total current assets	2,629,246	2,590,009

Property, plant and equipment, net	588,097	570,258
Other non-current assets	136,630	141,529
Total assets	$3,353,473	$3,301,796

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$984,014	$923,038
Accrued liabilities	109,478	140,371
Accrued payroll and related benefits	112,193	122,934
Short-term debt	60,200	65,000
Total current liabilities	1,265,885	1,251,343

Long-term liabilities:
Long-term debt	1,182,308	1,240,666
Other	135,263	148,186
Total long-term liabilities	1,317,571	1,388,852

Total stockholders’ equity	770,521	661,601
Total liabilities and stockholders’ equity	$3,353,973	$3,301,796

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010
Net sales	$1,696,702	$1,687,768	$6,602,411	$6,318,691
Cost of sales	1,562,830	1,556,057	6,092,060	5,835,701
Gross profit	133,872	131,711	510,351	482,990

Operating expenses:
Selling, general and administrative	59,401	61,170	247,127	252,534
Research and development	5,925	3,597	20,802	13,004
Amortization of intangible assets	956	392	3,831	3,555
Restructuring and integration costs	13,724	8,417	29,609	21,822
Asset impairment	365	—	450	1,100
Gain on sales of long-lived assets	—	(28)	(3,465)	(13,824)
Total operating expenses	80,371	73,548	298,354	278,191

Operating income	53,501	58,163	211,997	204,799

Interest income	371	710	1,861	2,246
Interest expense	(21,341)	(27,668)	(99,114)	(108,144)
Other income (expense), net	(3,717)	2,612	(15,206)	40,341
Interest and other, net	(24,687)	(24,346)	(112,459)	(65,557)

Income before income taxes	28,814	33,817	99,538	139,242

Provision for income taxes	10,726	2,418	30,621	16,807

Net income	$18,088	$31,399	$68,917	$122,435

Basic income per share	$0.22	$0.39	$0.86	$1.55
Diluted income per share	$0.22	$0.38	$0.83	$1.48

Weighted-average shares used in computing per share amounts:
Basic	80,713	79,683	80,345	79,195
Diluted	82,729	82,734	83,158	82,477

Sanmina - SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	October 1,	July 2,	October 2,	October 1,	October 2,
	2011	2011	2010	2011	2010

GAAP Revenue	$1,696,702	$1,674,200	$1,687,768	$6,602,411	$6,318,691
Adjustments
Customer bankruptcy reorganization (1)	—	—	(570)	—	—
Non-GAAP Revenue	$1,696,702	$1,674,200	$1,687,198	$6,602,411	$6,318,691

GAAP Gross Profit	$133,872	$131,601	$131,711	$510,351	$482,990
GAAP gross margin	7.9%	7.9%	7.8%	7.7%	7.6%
Adjustments
Stock compensation expense (2)	905	1,773	859	4,730	5,452
Amortization of intangible assets	156	157	209	627	209
Contingency item expected to reverse in a future period (3)	—	—	—	—	3,039
Customer bankruptcy reorganization (1)	(2,332)	—	(570)	(3,091)	759
Non-GAAP Gross Profit	$132,601	$133,531	$132,209	$512,617	$492,449
Non-GAAP gross margin	7.9%	8.0%	7.8%	7.8%	7.8%

GAAP Operating Income	$53,501	$52,907	$58,163	$211,997	$204,799
GAAP operating margin	3.2%	3.2%	3.4%	3.2%	3.2%
Adjustments
Stock compensation expense (2)	4,002	6,057	2,796	17,983	15,167
Contingency item expected to reverse in a future period (3)	—	—	—	—	3,039
Amortization of intangible assets	1,112	1,115	601	4,458	3,764
Customer bankruptcy reorganization (1)	(2,332)	—	(1,178)	(3,091)	759
Restructuring, acquisition and integration costs	13,724	6,336	8,516	29,609	23,115
Gain on sales of long-lived assets	—	(1,460)	(28)	(3,485)	(13,824)
Asset impairment	365	—	—	450	1,100
Non-GAAP Operating Income	$70,372	$64,955	$68,870	$257,921	$237,919
Non-GAAP operating margin	4.1%	3.9%	4.1%	3.9%	3.8%

GAAP Net Income	$18,088	$9,405	$31,399	$68,917	$122,435

Adjustments:
Operating income adjustments (see above)	16,871	12,048	10,707	45,924	33,120
Gain on sale of business	—	—	—	—	(3,710)
Loss on repurchase of debt (4)	—	16,098	—	16,098	1,197
Gain from litigation settlement (5)	—	—	—	—	(35,556)
Acquisition and integration costs	—	—	(541)	—	(541)
Nonrecurring tax items	3,711	(2,425)	(3,760)	5,066	(10,018)
Non-GAAP Net Income	$38,670	$35,126	$37,805	$136,005	$106,927

GAAP Income Per Share:
Basic	$0.22	$0.12	$0.39	$0.86	$1.55
Diluted	$0.22	$0.11	$0.38	$0.83	$1.48

Non-GAAP Income Per Share:
Basic	$0.48	$0.44	$0.47	$1.69	$1.35
Diluted	$0.47	$0.42	$0.46	$1.64	$1.30

Weighted-average shares used in computing per share amounts:
Basic	80,713	80,579	79,683	80,345	79,195
Diluted	82,729	83,141	82,734	83,158	82,477

(1)    For fiscal 2011, represents reversal of reserves previously established in connection with customer bankruptcy announcements. For fiscal 2010 relates to revenue reversal and inventory and bad debt reserves associated with customer bankruptcies.

(2) Stock compensation expense was as follows:

	Three Months Ended			Twelve Months Ended
	October 1,	July 2,	October 2,	October 1,	October 2,
	2011	2011	2010	2011	2010

Cost of sales	$905	$1,773	$859	$4,730	$5,452
Selling, general and administrative	3,072	4,209	1,899	13,070	9,809
Research and development	25	75	38	183	(94)
Stock compensation expense - total company	$4,002	$6,057	$2,796	$17,983	$15,167

(3) Represents a non-recurring contingency that the Company expects to resolve favorably in future periods.  However, there can be no assurance of the exact amount or timing of this recovery.

(4) Represents a loss, including write-off of unamortized debt issuance costs, on debt redeemed or repurchased prior to maturity.

(5) Represents cash received in connection with a litigation settlement.

Schedule I

The commentary above includes non-GAAP measures of operating income, operating margin, net income and earnings per share.  Management excludes from these measures stock-based compensation, restructuring, acquisition and integration expenses, impairment charges, amortization charges and other infrequent items, including customer bankruptcy impacts, to the extent material or which we consider to be of a non-operational nature in the applicable period.

Management excludes these items principally because such charges are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company’s operations, both internally and externally, (2) guide management in assessing performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management’s approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP. Management compensates for these limitations primarily by using GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

Restructuring, Acquisition and Integration Expenses, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the acquisition and integration of acquired businesses, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity or availability under its credit facilities. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Items, which consist of other infrequent or unusual items (including charges for customer bankruptcy reorganizations, litigation settlements, gains and losses on sales of assets and discrete tax events), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict and generally not directly related to the Company’s ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.